Exhibit 10.1
April 20, 2023

Richard Rodgers

Re:	Ocuphire Pharma, Inc. Interim President and CEO Consulting Letter Agreement

Dear Richard:

You have agreed to serve as Interim President and Chief Executive Officer (“Interim CEO”) of Ocuphire Pharma, Inc. (the “Company”) during the Company’s search for a permanent President and Chief Executive Officer (“Successor CEO”).  This letter agreement (the “Agreement”) sets forth the terms of your consulting role as the Company’s Interim CEO and is effective as of April 20, 2023 (the “Effective Date”).

1.          Position.  In your position as Interim CEO, you will report to the Company’s Board of Directors (the “Board”).  By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. While you serve as Interim CEO, you will also continue to serve on the Board.

2.          Term.  From the Effective Date, your position as Interim CEO may continue, at the latest, until the date on which a Successor CEO is hired and commences employment with the Company (the “Interim Term”).  Notwithstanding the foregoing, your engagement is “at will” and may be terminated by either party immediately upon written notice to the other party. The Company expects that you will remain on the Board as a non-employee director following the end of the Interim Term.

3.          Compensation and Benefits. During the Interim Term, the Company will pay you a consulting fee of Forty Thousand ($40,000.00) per month, payable at such times as the Company’s normal payroll.  The Board has discretion to provide you with a prorated Bonus at the end of the Interim Term.

4.          Expenses.  During the Interim Term, the Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services as Interim CEO on behalf of the Company.

5.         Required Forms.  You will be required, as a condition of your consulting role with the Company, to sign all of the Company’s standard forms applicable to new consultants.

6.         Tax Matters.  All forms of compensation referred to in this Agreement are subject to applicable withholding and taxes and other deductions required by law. Notwithstanding the foregoing, (i) you are solely responsible for, and agree to file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement; (ii)  you agree to comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions; and (iii) no part of your compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes.

7.          Independent Contractor Relationship.  Your relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  As Interim CEO, you will have authority to make binding decisions and contractual commitments on behalf of the Company consistent with authority granted by the Board.  You will not be entitled to benefits based on work performed under this Agreement provided by the Company to its employees and waive any right to said Company employee benefits.

8.         Entire Agreement.  This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitutes the complete agreement between you and the Company, regarding your engagement as Interim CEO.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and the Chairman of the Board.  The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your engagement with the Company or any other relationship between you and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law.  In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts in the state of Michigan.

If the above terms are acceptable and in accordance with your understanding, please countersign this Agreement below and return it to us.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Ocuphire Pharma, Inc.

By:	/s/ Cam Gallagher
Cam Gallagher
Chairman of the Board

Dated: April 20, 2023

ACKNOWLEDGED AND AGREED:

By:	/s/ Richard Rodgers
Richard Rodgers

Dated:April 20, 2023

SIGNATURE PAGE

INTERIM PRESIDENT AND CEO CONSULTING LETTER AGREEMENT